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                                                                  EXHIBIT (a)(8)
                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                          ARAMEX INTERNATIONAL LIMITED
                                       at
                                $12.00 PER SHARE
                                       by
                    RASMALA DISTRIBUTION (BERMUDA) LIMITED,
                          a wholly-owned subsidiary of
                     RASMALA DISTRIBUTION (CAYMAN) LIMITED,
                a company certain of the voting shares of which
               FADI GHANDOUR has conditionally agreed to acquire
            and which is currently wholly-owned for and on behalf of
                           RASMALA BUYOUT FUND LP, by
RASMALA GENERAL PARTNERS II LIMITED, the general partner of Rasmala Buyout Fund
                                       LP
                        and a wholly-owned subsidiary of
 RASMALA PARTNERS LTD., a company whose management committee is compromised of
                      ALI SAMIR AL SHIHABI, IMTIAZ HYDARI,
                  SALMAN MAHDI, SHIRISH SARAF and ARIF NAQVI,
              who is also Chairman and Chief Executive Officer of
                  GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS S.A.,
 which through a wholly-owned subsidiary is a limited partner of Rasmala Buyout
                                    Fund LP

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME ON THURSDAY, FEBRUARY 7, 2002,
                         UNLESS THE OFFER IS EXTENDED.

                                                                JANUARY 10, 2002

To Our Clients:

     Enclosed for your consideration are the offer to purchase, dated January 10, 2002 (the "OFFER TO PURCHASE"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "OFFER") in connection with the Offer by Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda (the "PURCHASER") and a wholly-owned subsidiary of Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("PARENT"), to purchase all outstanding common shares (including common shares issuable upon the conditional exercise of exercisable options to purchase common shares having exercise prices of less than $12.00 per share under Aramex's stock option plan) of Aramex International Limited (the "SHARES"), a company organized under the laws of Bermuda, at a price of $12.00 per share, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is Aramex's Solicitation/Recommendation Statement on Schedule 14D-9.

     Shareholders whose certificates evidencing common shares (the "SHARE CERTIFICATES") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to American Stock Transfer & Trust Company prior to the Expiration Date (as defined in the Offer to Purchase unless the Offer is extended, as defined in Section 8 of the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the depositary's account at the Book-Entry Transfer Facility
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(as defined in Section 9 of the Offer to Purchase) on a timely basis and who wish to tender their common shares must do so pursuant to the guaranteed delivery procedure described in Section 9 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF COMMON SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE REGISTERED HOLDER OF COMMON SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH COMMON SHARES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the common shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Your attention is directed to the following:

          1. The offer price is $12.00 per share, in cash, without interest thereon, less any applicable withholding taxes.

          2. The board of directors of Aramex, based in part upon the recommendation of a special committee of independent directors of the board (other than Frank Mountcastle, who recused himself), has unanimously approved the Amalgamation Agreement, the Offer, the compulsory acquisition and the amalgamation, and has unanimously determined that the Offer, the compulsory acquisition and the amalgamation are advisable and fair to, and in the best interests of, the unaffiliated shareholders of Aramex and recommends that the unaffiliated shareholders of Aramex accept the Offer and tender their Shares pursuant to the Offer.

          3. The Offer and withdrawal rights expire at 12:00 midnight, New York City Time, Thursday, February 7, 2002, unless the Offer is extended.

          4. The Offer is being made for all outstanding Shares.

          5. The Offer is being made pursuant to the Agreement and Plan of Amalgamation, dated as of January 3, 2002, among Purchaser, Parent and Aramex, pursuant to which, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser intends to either compulsorily acquire under Bermuda law all of the outstanding common shares that have not been tendered or amalgamate with Aramex under Bermuda law.

          Purchaser shall act to compulsorily acquire the common shares that were not tendered in the Offer if, after completion the Offer, 90 percent in value of the common shares then outstanding not held at the date of the Offer by Purchaser, a subsidiary of Purchaser or a nominee for either of them have been tendered. If Purchaser is able to compulsorily acquire the common shares, Purchaser will be entitled and bound to acquire the remaining common shares on the same terms as the Offer (assuming the Bermuda Supreme Court has not ordered otherwise) pursuant to the compulsory acquisition procedure set forth in Section 102 of the Companies Act 1981 (Bermuda) (the "COMPANIES ACT"). Following such compulsory acquisition, Aramex would become a wholly-owned subsidiary of Purchaser.

          If Purchaser is unable to conduct a compulsory acquisition of the outstanding common shares that were not tendered pursuant to the Offer, then upon the terms and subject to the conditions of the Amalgamation Agreement and the Companies Act, Aramex and Purchaser will amalgamate under Bermuda law and the separate corporate existence of Aramex and Purchaser will cease. Aramex and Purchaser will continue as the amalgamated company under Bermuda law (the "AMALGAMATED COMPANY") and will be a wholly-owned subsidiary of Parent. All of the rights, privileges, immunities, powers and franchises of Purchaser and Aramex shall be those of the Amalgamated Company. At the time the amalgamation becomes effective, each then outstanding common shares (other than common shares owned by Parent or Purchaser) will be cancelled and, without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per common share equal to the Offer Price, without interest, upon the surrender of the certificate(s) representing such common shares.
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          6. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereof for the Offer that number of common shares which, together with any common shares then beneficially owned by Purchaser or Parent, represents at least 75 percent of the total number of outstanding common shares on a fully diluted basis on the date of purchase and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable antitrust or competition law. See Section 18 of the Offer to Purchase.

     Tendering shareholders whose common shares are registered in their own name and who tender their common shares directly to the depositary will not be obligated to pay brokerage fees or commissions on the purchase of common shares by Purchaser pursuant to the Offer. Tendering shareholders who hold common shares through a broker or bank will need to check with such institution as to whether they will be charged any service fee. Except as set forth in Instruction 6 of the Letter of Transmittal, Purchaser will pay stock transfer taxes, stamp duty or other such taxes incident to the transfer to it of validly tendered common shares.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and any supplements or amendments thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities laws, blue sky laws or any other laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities laws, blue sky laws or any other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by TM Capital Corp. as dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your common shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your common shares, all such common shares will be tendered unless otherwise specified on the instruction form contained in this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     In all cases, payment for common shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) certificates for, or a timely Book-Entry Confirmation (as defined in Section 9 of the Offer to Purchase) with respect to, such common shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 9 of the Offer to Purchase, an Agent's Message (as defined in Section 9 of the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for common shares or Book-Entry Confirmations with respect to common shares are actually received by the depositary. THE PURCHASER WILL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED COMMON SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If holders of common shares wish to tender common shares, but it is impracticable for them to forward their Share Certificates or other required documents to the depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 9 of the Offer to Purchase.

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

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       of
                                     ARAMEX
                                       at
                                $12.00 PER SHARE
                                       by
                    RASMALA DISTRIBUTION (BERMUDA) LIMITED,
                          a wholly-owned subsidiary of
                     RASMALA DISTRIBUTION (CAYMAN) LIMITED,
                a company certain of the voting shares of which
               FADI GHANDOUR has conditionally agreed to acquire
            and which is currently wholly-owned for and on behalf of
                           RASMALA BUYOUT FUND LP, by
RASMALA GENERAL PARTNERS II LIMITED, the general partner of Rasmala Buyout Fund
                                     LP and
                          a wholly-owned subsidiary of
 RASMALA PARTNERS LIMITED, a company whose management committee is comprised of
                      ALI SAMIR AL SHIHABI, IMTIAZ HYDARI,
                  SALMAN MAHDI, SHIRISH SARAF and ARIF NAQVI,
              who is also chairman and Chief Executive Officer of
                  GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS S.A.,
 which through a wholly-owned subsidiary is a limited partner of Rasmala Buyout
                                    Fund LP

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 10, 2002, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "OFFER") in connection with the Offer by Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda ("PURCHASER") and a wholly-owned subsidiary of Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, to purchase all of the outstanding Aramex International Limited common shares (including common shares issuable upon the conditional exercise of exercisable options to purchase common shares having exercise prices of less than $12.00 per share under Aramex's stock option plan) of Aramex, a company organized under the laws of Bermuda, at a price equal to $12.00 per common share, without interest thereon, less any required withholding taxes.

     This will instruct you to tender to Purchaser the number of common shares indicated below (or, if no number is indicated below, all common shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of common shares to be tendered:*
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                                   SIGN HERE:

Signature(s):
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Account Number:
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Please type or print name(s):
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Please type or print address(es) here:
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Area Code and Telephone Number:
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Taxpayer Identification or Social Security Number(s):
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Dated:
------------------------------ , 2002

* Unless otherwise indicated, it will be assumed that all common shares held by us for your account are to be tendered.

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